Exhibit 10.1
November 1, 2007
Mr. Malcolm McDonald
3039 Cornwallis Road
Building 060/ D-126
RTP, NC 27709
Subject: Amendment 1 to SOW #6 to Goods Agreement #ROC-P-68
Dear Malcolm:
This letter (the “Amendment”) serves as Amendment Number 1 to SOW #6 of the Goods Agreement #ROC-P-68, including all amendments thereto (the “Goods Agreement”).
Section 3.0, b, i.) Termination is amended as follows: The parties hereto do mutually agree to extend this SOW #6 through [**].
The parties acknowledge that they have read this Amendment, understand it, and agree to be bound by its terms and conditions. All capitalized terms not defined herein shall have the meaning set forth in the Goods Agreement and SOW#6 that are unaffected by the revisions set forth in this Amendment shall remain in full force and effect. Further, the parties agree that this Amendment and the Goods Agreement and SOW#6 are the complete and exclusive statement of the agreement between the parties, superseding all proposals or other prior agreements, oral or written, and all other communications between the parties relating to the subject.

Accepted and Agreed To:		Accepted and Agreed To:
Interna	tional Business Machines Corporation	Brocade	Communication Systems, Inc.

By:		By:

Type or Print Name		Type or Print Name

Title & Organization		Title & Organization

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.